Exhibit 99.2
Pacific Energy Partners, L.P.
     Pacific Energy Partners, L.P. Condensed Consolidated Financial Statements (Unaudited) as of September 30, 2006 and for the three and nine months ended September 30, 2006 and September 30, 2005.

PACIFIC ENERGY PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2006	2005
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$13,715	$18,064
Crude oil sales receivable	153,604	95,952
Transportation and storage accounts receivable	27,268	30,100
Canadian goods and services tax receivable	9,771	8,738
Insurance proceeds receivable, net	4,581	9,052
Due from related parties	28	—
Crude oil and refined products inventory	46,012	20,192
Prepaid expenses	4,451	7,489
Other	5,796	2,528

Total current assets	265,226	192,115
Property and equipment, net	1,252,750	1,185,534
Intangible assets, net	67,639	69,180
Investment in Frontier	8,651	8,156
Other assets, net	17,957	21,467

	$1,612,223	$1,476,452

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$33,346	$42,409
Accrued crude oil purchases	152,284	96,651
Line 63 oil release reserve	3,194	5,898
Accrued interest	7,381	4,929
Other	7,955	6,300

Total current liabilities	204,160	156,187
Senior notes and credit facilities, net	669,163	565,632
Deferred income taxes	32,560	35,771
Environmental liabilities	14,257	16,617
Other liabilities	3,159	4,006

Total liabilities	923,299	778,213

Commitments and contingencies (note 6)
Partners’ capital:
Common unitholders (34,074,032 and 31,448,931 units issued and outstanding at September 30, 2006 and December 31, 2005, respectively)	640,232	644,589
Subordinated unitholders (5,232,500 and 7,848,750 units issued and outstanding at September 30, 2006 and December 31, 2005, respectively)	14,529	24,758
General Partner interest	12,219	12,535
Undistributed employee long-term incentive compensation	467	—
Accumulated other comprehensive income	21,477	16,357

Net partners’ capital	688,924	698,239

	$1,612,223	$1,476,452

See accompanying notes to condensed consolidated financial statements.

PACIFIC ENERGY PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
		(in thousands, except per unit amounts)
Revenues:
Pipeline transportation revenue	$36,995	$27,283	$105,652	$83,067
Storage and terminaling revenue	23,467	9,731	65,420	30,923
Pipeline buy/sell transportation revenue	10,010	11,683	31,136	28,905
Crude oil sales, net of purchases of $421,276 and $188,901 for the three months ended September 30, 2006 and 2005 and $1,031,185 and $425,733 for the nine months ended September 30, 2006 and 2005	9,924	5,823	27,453	13,647

	80,396	54,520	229,661	156,542

Cost and Expenses:
Operating (which excludes $586 of compensation expense for the nine months ended September 30, 2005 reported in accelerated long-term incentive plan compensation expense)	34,046	25,019	99,120	72,065
General and administrative (which excludes $2,529 of compensation expense for the nine months ended September 30, 2005 reported in accelerated long-term incentive plan compensation expense)	5,649	4,115	18,236	12,987
Depreciation and amortization	10,398	6,560	30,692	19,695
Merger costs (note 2)	1,112	—	4,529	—
Accelerated long-term incentive plan compensation expense (note 7)	—	—	—	3,115
Line 63 oil release costs (note 6)	—	—	—	2,000
Reimbursed general partner transaction costs (note 5)	—	—	—	1,807

	51,205	35,694	152,577	111,669

Share of net income of Frontier	373	516	1,246	1,363

Operating income	29,564	19,342	78,330	46,236
Interest expense	(10,853)	(6,237)	(30,029)	(17,679)
Interest and other income	720	494	1,455	1,387

Income before income taxes	19,431	13,599	49,756	29,944

Income tax (expense) benefit:
Current	(485)	(1,411)	(2,288)	(1,898)
Deferred (note 3)	289	(22)	4,824	(239)

	(196)	(1,433)	2,536	(2,137)

Net income	$19,235	$12,166	$52,292	$27,807

Net income (loss) for the general partner interest	$347	$243	$720	$(1,215)

Net income for the limited partner interests	$18,888	$11,923	$51,572	$29,022

Basic net income per limited partner unit	$0.48	$0.39	$1.31	$0.97
Diluted net income per limited partner unit	$0.48	$0.39	$1.31	$0.96
Weighted average limited partner units outstanding:
Basic	39,307	30,761	39,305	30,051
Diluted	39,321	30,762	39,332	30,089
See accompanying notes to condensed consolidated financial statements.

PACIFIC ENERGY PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENT OF PARTNERS’ CAPITAL
(Unaudited)

						Undistributed
						Employee	Accumulated
					General	Long-Term	Other
	Limited Partner Units		Limited Partner Amounts		Partner	Incentive	Comprehensive
	Common	Subordinated	Common	Subordinated	Interest	Compensation	Income	Total
				(in thousands)
Balance, December 31, 2005	31,449	7,849	$644,589	$24,758	$12,535	$—	$16,357	$698,239
Net income	—	—	41,917	9,655	720	—	—	52,292
Distribution to partners	—	—	(53,159)	(13,264)	(2,291)	—	—	(68,714)
Employee compensation under LB Pacific, LP Option Plan	—	—	—	—	1,250	—	—	1,250
Employee compensation under long-term incentive plan	—	—	—	—	—	782	—	782
Issuance of common units pursuant to long-term incentive plan	9	—	265	—	5	(315)	—	(45)
Foreign currency translation adjustment	—	—	—	—	—	—	4,908	4,908
Change in fair value of crude oil and foreign currency hedging contracts	—	—	—	—	—	—	212	212
Conversion of subordinated units to common units	2,616	(2,616)	6,620	(6,620)	—	—	—	—

Balance, September 30, 2006	34,074	5,233	$640,232	$14,529	$12,219	$467	$21,477	$688,924

See accompanying notes to condensed consolidated financial statements.

PACIFIC ENERGY PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(in thousands)
Net income	$19,235	$12,166	$52,292	$27,807
Change in fair value of crude oil and hedging derivatives	271	303	531	(502)
Change in fair value of foreign currency hedging derivatives	115	—	(319)	—
Change in foreign currency translation adjustment	(236)	5,678	4,908	3,377

Comprehensive income	$19,385	$18,147	$57,412	$30,682

See accompanying notes to condensed consolidated financial statements.

PACIFIC ENERGY PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30,
	2006	2005
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$52,292	$27,807
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,692	19,695
Amortization of debt issue costs	1,847	1,424
Non-cash employee compensation under long-term incentive plan	782	2,886
Non-cash employee compensation under the LB Pacific, LP Option Plan	1,250	—
Deferred tax expense (benefit)	(4,824)	239
Share of net income of Frontier	(1,246)	(1,363)
Other adjustments	(1,665)	58
Distributions from Frontier, net	622	1,317
Net changes in operating assets and liabilities:
Crude oil sales receivable	(55,829)	(68,206)
Transportation and storage accounts receivable	3,161	909
Insurance proceeds receivable	6,695	(8,829)
Crude oil and refined products inventory	(25,508)	(2,742)
Other current assets and liabilities	(3,771)	(3,757)
Accounts payable and other accrued liabilities	(5,076)	27,354
Accrued crude oil purchases	54,400	64,917
Line 63 oil release reserve	(4,929)	5,411
Other non-current assets and liabilities	598	(1,465)

NET CASH PROVIDED BY OPERATING ACTIVITIES	49,491	65,655

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions	(2,365)	(461,165)
Additions to property and equipment	(67,522)	(27,265)
Additions to pipeline linefill and minimum tank inventory	(16,106)	—
Other	181	—

NET CASH USED IN INVESTING ACTIVITIES	(85,812)	(488,430)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common units, net of fees and offering expenses	—	289,122
Capital contributions from the general partner	—	8,569
Proceeds from credit facilities	182,094	203,291
Net proceeds from senior notes offering	—	170,997
Repayment of credit facilities	(81,463)	(195,661)
Deferred financing costs	—	(4,676)
Distributions to partners	(68,714)	(46,224)
Issuance of common units pursuant to exercise of unit options	—	707
Related parties	(28)	(1,171)

NET CASH PROVIDED BY FINANCING ACTIVITIES	31,889	424,954

Effect of exchange rates on cash	83	213

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(4,349)	2,392
CASH AND CASH EQUIVALENTS, beginning of reporting period	18,064	23,383

CASH AND CASH EQUIVALENTS, end of reporting period	$13,715	$25,775

See accompanying notes to condensed consolidated financial statements.

PACIFIC ENERGY PARTNERS, L.P.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006
(Unaudited)
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     Basis of Presentation
     Pacific Energy Partners, L.P. and its subsidiaries (collectively, the “Partnership”) are engaged principally in the business of gathering, transporting, storing and distributing crude oil, refined products and other related products. The Partnership generates revenue primarily by transporting such commodities on its pipelines, by leasing storage capacity in its storage tanks, and by providing other terminaling services. The Partnership also buys and sells crude oil, activities that are generally complementary to its other crude oil operations. The Partnership conducts its business through two business units, the West Coast Business Unit, which includes activities in California and the Philadelphia, Pennsylvania area, and the Rocky Mountain Business Unit, which includes activities in five Rocky Mountain states and Alberta, Canada.
     The Partnership is managed by its general partner, Pacific Energy GP, LP, a Delaware limited partnership, which is managed by its general partner, Pacific Energy Management LLC (“PEM”), a Delaware limited liability company. Thus, the officers and board of directors of PEM manage the business affairs of Pacific Energy GP, LP and the Partnership. References to the “General Partner” refer to Pacific Energy GP, LP and/or PEM, as the context indicates; and “Board of Directors” refers to the board of directors of PEM.
     The unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial reporting and with Securities and Exchange Commission (“SEC”) regulations. Accordingly, these statements have been condensed and do not include all of the information and footnotes required for complete financial statements. These statements involve the use of estimates and judgments where appropriate. In the opinion of management, all adjustments, consisting of normal recurring accruals considered necessary for a fair presentation, have been included. The results of operations for the nine months ended September 30, 2006 are not necessarily indicative of the results of operations for the full year. All significant intercompany balances and transactions have been eliminated during the consolidation process.
     The condensed consolidated financial statements include the ownership and results of operations of the assets acquired from Valero, L.P., since the acquisition of these assets on September 30, 2005. The assets acquired from Valero, L.P. have been integrated into our West Coast and Rocky Mountain Business Units as Pacific Atlantic Terminals and the Rocky Mountain Products Pipeline.
     These financial statements should be read in conjunction with the Partnership’s audited consolidated financial statements and notes thereto included in the Partnership’s annual report on Form 10-K and Form 10-K/A for the year ended December 31, 2005. Certain prior year balances in the accompanying condensed consolidated financial statements have been reclassified to conform to the current year presentation.
New Accounting Pronouncements
     In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123 (revised December 2004), Share-Based Payment (SFAS 123R). This Statement is a revision of SFAS No. 123. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. SFAS 123R is effective for the Partnership as of the beginning of the first interim period or annual reporting period that begins after June 15, 2005. The adoption of SFAS 123R on January 1, 2006 did not have a material impact on the Partnership’s consolidated financial statements. See Notes 5 and 7 to the condensed consolidated financial statements for more details on share-based compensation.
     In September 2005, the Emerging Issues Task Force (“EITF”) issued Issue No. 04-13 (“EITF 04-13”), Accounting for Purchases and Sales of Inventory with the Same Counterparty. The issues addressed by the EITF are (i) the circumstances under which two or more exchange transactions involving inventory with the same counterparty should be viewed as a single exchange transaction for the purposes of evaluating the effect of APB No. 29; and (ii) whether there are circumstances under which nonmonetary exchanges of inventory within the same line of business should be recognized at fair value. EITF 04-13 is effective for new arrangements entered into in the reporting periods beginning after March 15, 2006, and to all inventory transactions that are completed after December 15, 2006, for arrangements entered into prior to March 15, 2006. The adoption of EITF 04-13 did not have a material impact on the Partnership’s consolidated financial statements.
     In June 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 will apply to the Partnership’s Canadian subsidiaries, which are taxable entities in Canada. The Partnership is in the process of determining the impact of FIN 48 on its financial statements, but does not expect it to have a material impact. FIN 48 is effective for the Partnership as of the beginning of the first fiscal year beginning on January 1, 2007.
     In June 2006, the EITF issued Issue No. 06-3 (“EITF 06-3”), How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation). The issues addressed by the EITF are (i) whether the scope of this Issue should include (a) all nondiscretionary amounts assessed by governmental authorities, (b) all nondiscretionary amounts assessed by governmental authorities in connection with a transaction with a customer, or (c) only sales, use, and value added taxes, and (ii) how taxes assessed by a governmental authority within the scope of this issue should be presented in the income statement (that is, gross versus net presentation). EITF 06-3 is effective for interim and annual financial periods beginning after December 15, 2006. The Partnership is in the process of determining the impact of EITF 06-3 on its financial statements, but does not expect it to have a material impact.
     In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements in those accounting pronouncements. Accordingly, SFAS 157 does not require any new fair value measurements. However, the Partnership is in the process of determing what impact the application of SFAS 157 will have on its current fair value practices. The Partnership does not expect the application of SFAS 157 to have a material impact. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007.
     In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current year Financial Statements (“SAB 108”), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The guidance is effective for fiscal years beginning after November 15, 2006 and it allows a one-time transitional cumulative effect adjustment to beginning-of-year retained earnings at the first fiscal year ending after November 15, 2006 for errors that were not previously deemed material, but are material under the guidance in SAB 108. The Partnership is currently evaluating the impact, if any, of adopting SAB 108 on its consolidated financial statements.
2. PROPOSED MERGER WITH PLAINS ALL AMERICAN PIPELINE, L.P.
     On June 12, 2006, the Partnership announced that it had entered into an Agreement and Plan of Merger with Plains All American Pipeline, L.P. (“PAA”), Plains AAP, L.P., Plains All American GP LLC (“PAA GP LLC”), PEM, and Pacific Energy GP, LP, pursuant to which the Partnership will be merged with and into PAA. In the merger, each common unitholder of the Partnership, except LB Pacific, LP (“LB Pacific”), the owner of the Partnership’s General Partner, will receive 0.77 common units of PAA for each common unit of the Partnership that the unitholder owns. In addition, pursuant to a purchase agreement between LB Pacific and PAA, PAA will acquire from LB Pacific the general partner interest and incentive distribution rights of the Partnership, as well as 5,232,500 common units and 5,232,500 subordinated units, for total consideration of $700 million in cash. The merger agreement was unanimously approved by the Board of Directors of PEM, as well as by the board of directors of PAA’s general partner.
     Each of the Partnership and PAA made customary representations, warranties and covenants in the merger agreement, which are described in the joint proxy statement/prospectus filed by the Partnership and PAA with the Securities and Exchange Commission (the “SEC”). The merger is subject to the satisfaction or waiver of certain conditions, including the receipt of various regulatory approvals or the expiration of various regulatory waiting periods, all of which approvals or waiting periods have been obtained, and the adoption and approval of the merger agreement and the merger by the holders of at least a majority of the Partnership’s outstanding common units (excluding common units held by LB Pacific) and outstanding subordinated units, each voting as a separate class. The merger agreement and the merger must also be adopted and approved by the holders of at least a majority of PAA’s outstanding common units.
     The Partnership’s and PAA’s special meetings of unitholders to consider the merger agreement and the merger are scheduled to occur on November 9, 2006. Although the Partnership and PAA cannot be sure when all of the conditions to the merger will be satisfied, the parties expect to complete the merger on November 15, 2006 (assuming the proposals are approved by the unitholders and all other conditions to closing are satisfied).
     During the three and nine months ended September 30, 2006, the Partnership incurred approximately $1.1 million and $4.5 million, respectively, in costs directly relating to the merger for investment banking fees, legal fees and other transaction costs. Approximately $0.7 million of investment banking fees were paid to affiliates of Lehman Brothers Inc., an affiliate of the General Partner (see “Note 5—Related Party Transactions”). These costs are included in the condensed consolidated statements of income under the caption “Merger costs”.
3. INCOME TAXES
     The Partnership and its U.S. and Canadian subsidiaries are not taxable entities in the U.S. and are not subject to U.S. federal or state income taxes, as the tax effect of operations is passed through to its unitholders. However, the Partnership’s Canadian subsidiaries are taxable entities in Canada and are subject to Canadian federal and provincial income taxes. In addition, inter-company interest payments and repatriation of funds through dividend payments are subject to withholding tax.
     Income taxes for the Partnership’s Canadian subsidiaries are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in operations in the period that includes the enactment date. The Partnership intends to repatriate its Canadian subsidiaries’ earnings in the future and accordingly has recorded a provision for Canadian withholding taxes.
     In the second quarter of 2006, the Canadian and Alberta governments enacted legislation which will reduce federal and provincial income taxes. The Partnership adjusted the future income tax rates used in the estimates of deferred tax assets and liabilities and recognized a $4.6 million deferred tax benefit in the quarter ended June 30, 2006.
4. NET INCOME PER LIMITED PARTNER UNIT
     Net income is allocated to the Partnership’s General Partner and limited partners based on their respective interests in the Partnership. The Partnership’s General Partner is also directly charged with specific costs that it has individually assumed and for which the limited partners are not responsible.
     Basic net income per limited partner unit is determined by dividing net income, after adding back costs and deducting certain amounts allocated to the General Partner (including incentive distribution payments in excess of its 2% ownership interest), by the weighted average number of outstanding limited partner units.
     Diluted net income per limited partner unit is calculated in the same manner as basic net income per limited partner unit above, except that the weighted average number of outstanding limited partner units is increased to include the dilutive effect of outstanding options, if any, and restricted units by application of the treasury stock method.

     Set forth below is the computation of net income allocated to limited partners and net income per basic and diluted limited partner unit. The table also shows the reconciliation of basic average limited partner units to diluted weighted average limited partner units.

	Three Months Ended		Nine Months Ended
	September 30,		September30,
	2006	2005	2006	2005
		(in thousands)
Numerator:
Net income allocated to limited partners:
Net income	$19,235	$12,166	$52,292	$27,807
Costs allocated to the general partner(1):
LB Pacific Option Plan expense	370	—	1,250	—
Senior Notes consent solicitation and other costs	—	—	—	893
Severance and other costs	—	—	—	914

Total costs allocated to the general partner	370	—	1,250	1,807

Income before costs allocated to the general partner	19,605	12,166	53,542	29,614
Less: general partner incentive distributions	(331)	—	(917)	—

	19,274	12,166	52,625	29,614
Less: General partner 2% ownership	(386)	(243)	(1,053)	(592)

Net income for the limited partners	$18,888	$11,923	$51,572	$29,022

Denominator:
Basic weighted average limited partner units	39,307	30,761	39,305	30,051
Effect of restricted units	14	—	27	25
Effect of options	—	1	—	13

Diluted weighted average limited partner units	39,321	30,762	39,332	30,089

Basic net income per limited partner unit	$0.48	$0.39	$1.31	$0.97

Diluted net income per limited partner unit	$0.48	$0.39	$1.31	$0.96

(1)	See “Note 5—Related Party Transactions” for a description of transaction costs reimbursed by the General Partner.
5. RELATED PARTY TRANSACTIONS
     Cost Reimbursements
     Managing General Partner: The Partnership’s General Partner employs all U.S.-based employees. All employee expenses incurred by the General Partner on behalf of the Partnership are charged back to the Partnership.
     LB Pacific, LP Option Plan: LB Pacific, LP (“LB Pacific”), the owner of the Partnership’s General Partner, has adopted an option plan for certain officers, directors, employees, advisors, and consultants of PEM, LB Pacific, and their affiliates. Under the plan, participants may be granted options to acquire partnership interests in LB Pacific. The Partnership is not obligated to pay any amounts to LB Pacific for the benefits granted or paid to any participants under the plan, although generally accepted accounting principles require that the Partnership record an expense in its financial statements for benefits granted to employees of PEM or the Partnership who provide services to the Partnership, with a corresponding increase in the General Partner’s capital account.

     The option plan is administered by the board of directors of LB Pacific GP, LLC, the general partner of LB Pacific. The terms, conditions, performance goals, restrictions, limitations, forfeiture, vesting or exercise schedule, and other provisions of grants under the plan, as well as eligibility to participate, are determined by the board of directors of LB Pacific GP, LLC. The board of directors of LB Pacific GP, LLC may determine to grant options under the plan to participants containing such terms as the board of LB Pacific GP, LLC shall determine. Options will have an exercise price that may not be less than the fair market value of the units on the date of grant.
     Information concerning the plan and grants is shared by LB Pacific, LP with the General Partner’s Compensation Committee and Board of Directors, and considered in determining the long term incentive compensation paid by the Partnership to participants in the plan.
     In January 2006, LB Pacific granted options representing a maximum 24% interest in LB Pacific (assuming all options vest and are exercised), which options vest over a period of 10 years from the date of grant (except in limited circumstances such as a change in control), to certain officers and key employees of PEM and the Partnership. The grants, qualified as equity-classified awards, had a grant date fair value of $8.6 million. The fair value of the options was determined using valuation techniques that included the discounted present value of estimated future cash flows for LB Pacific and fundamental analysis. It was measured using the Black-Scholes option pricing model with the following assumptions:

Expected volatility	21.86%
Expected dividend yield	0%
Expected term (in years)	10
Risk-free rate	4.37%
     For the three and nine months ended September 30, 2006, the Partnership recognized $0.4 million and $1.3 million in compensation expense relating to the LB Pacific options and recorded a capital contribution from the General Partner for the same amounts. At September 30, 2006, all granted LB Pacific options remained outstanding. At September 30, 2006, there was $7.3 million of total unrecognized compensation cost related to nonvested options granted under the plan, which cost was expected to be recognized over the remaining period of 9.25 years. Upon the close of the proposed merger with PAA, the options will become immediately exercisable. Total unrecognized compensation expense on the closing date will be immediately recognized in the income statement.
     LB Pacific, LP and Anschutz: Prior to March 3, 2005, the General Partner was owned by The Anschutz Corporation (“Anschutz”). On March 3, 2005, Anschutz sold its interest in the Partnership, including its interest in the General Partner, to LB Pacific. In connection with the sale of Anschutz’s interest in the Partnership to LB Pacific, LB Pacific and Anschutz reimbursed the Partnership for certain costs incurred in connection with the acquisition. The Partnership was reimbursed $1.2 million for costs incurred in connection with the consent solicitation, $0.3 million of legal and other costs, and $0.9 million relating to severance costs, for a total of $2.4 million. Of the $2.4 million total incurred, $1.8 million was expensed, as shown on the income statement as “reimbursed general partner transaction costs,” and $0.6 million of the consent solicitation costs were capitalized as deferred financing costs.
     Special Agreement: On March 3, 2005, Douglas L. Polson, previously the Chairman of the Board of Directors, entered into a Special Agreement and a Consulting Agreement with PEM. In accordance with the Special Agreement, Mr. Polson resigned as Chairman of the Board of Directors effective March 3, 2005. Mr. Polson was paid approximately $0.9 million, representing accrued salary through March 3, 2005, accrued but unused vacation, and payment in satisfaction of other obligations under his employment agreement. The latter portion of this payment was recorded as an expense in “Reimbursed general partner transaction costs” in the accompanying condensed consolidated income statements. LB Pacific reimbursed this amount, which was recorded as a partner’s capital contribution. Pursuant to the Consulting

Agreement, Mr. Polson agreed to perform advisory services to PEM from time to time as mutually agreed between Mr. Polson and the Chief Executive Officer of PEM. In consideration for Mr. Polson’s services under the Consulting Agreement, which had a one-year term, Mr. Polson received a monthly consulting fee of $12,500 and reimbursement of all reasonable business expenses incurred or paid by Mr. Polson in the course of performing his duties thereunder.
     Lehman Brothers, Inc.
     Lehman Brothers, Inc. is deemed to be an affiliate of the Partnership’s General Partner through a 59% ownership interest in LB Pacific, which is controlled by Lehman Brothers Holdings Inc., the parent entity of Lehman Brothers, Inc. Lehman Brothers, Inc. acted as financial advisor to LB Pacific and the Partnership in connection with the proposed merger and the transactions related to the merger (see Note 2—Proposed Merger With Plains All American, L.P.). As part of its services, Lehman Brothers, Inc. delivered an opinion to the Board of Directors to the effect that, as of the date of its opinion and based on and subject to various assumptions made, the aggregate consideration to be offered to all of the holders of the partnership interests in the Partnership in the proposed merger transaction is fair to such holders. The agreement with Lehman Brothers, Inc. was reviewed and approved by the Conflicts Committee of the Board of Directors and the fees charged were customary for the type of services provided. The Partnership incurred $0.7 million in fees with Lehman Brothers, Inc. for the nine months ended September 30, 2006, none of which was incurred in the three months ended September 30, 2006. The Partnership has agreed to pay Lehman Brothers, Inc. an additional $7.7 million success fee contingent on the successful consummation of the merger.
     In connection with the purchase and the associated financing of the Partnership’s purchase of certain terminal and pipeline assets from Valero, L.P. in September 2005, including a private equity offering, public equity offering, debt offering and new credit facility, Lehman Brothers, Inc. and its affiliates provided advisory and underwriting services to the Partnership. Additionally, an affiliate of Lehman Brothers, Inc. is a participant in the syndicate that provided the Partnership’s new senior secured credit facility. These agreements with Lehman Brothers, Inc. were reviewed and approved by the Conflicts Committee of the Board of Directors and the fees charged were customary for the types of services provided. For the three and nine months ended September 30, 2005, the Partnership incurred $9.8 million in fees with Lehman Brothers, Inc. and its affiliates, a portion of which was paid to non-affiliated financial institutions in the syndication of the new credit facility and in the public offering of equity.
     Other Related Party Transactions
     RMPS receives an operating fee and management fee from Frontier Pipeline Company (“Frontier”) in connection with time spent by RMPS management and for other services related to Frontier’s activities. RMPS received $0.2 million for each of the three months ended September 30, 2006 and 2005 and $0.6 million for each of the nine months ended September 30, 2006 and 2005, respectively. The Partnership owns a 22.22% partnership interest in Frontier.
6. CONTINGENCIES
     Line 63 Oil Release
     In March 2005, a release of approximately 3,400 barrels of crude oil occurred on the Partnership’s Line 63 when it was severed as a result of a landslide caused by heavy rainfall in the Pyramid Lake area of Los Angeles County. Over the period March 2005 through anticipated completion in June 2007, the Partnership expects to incur an estimated total of $25.5 million for oil containment and clean-up of the impacted areas, future monitoring costs, potential third-party claims and penalties, and other costs, excluding pipeline repair costs. As of September 30, 2006, the Partnership had incurred approximately 22.3 million of the total expected remediation costs related to the oil release for work performed through that date. The Partnership estimates that the $3.2 million of remaining remediation cost will substantially be incurred before June 2007.
     In March 2006, Pacific Pipeline System LLC (“PPS”), a subsidiary of the Partnership, was served with a four count misdemeanor action by the state of California, which alleges that PPS violated various state statutes by depositing oil or substances harmful to wildlife into the environment and by the willful and intentional discharge of pollution into state waters. The Partnership estimates that the maximum fine and penalties that could be assessed for these actions is approximately $0.9 million in the aggregate. The Partnership believes, however, that certain of the alleged violations are without merit and intends to defend against them, and that mitigating factors should otherwise reduce the amounts of any potential fines or penalties that might be assessed. At this time, the Partnership cannot reasonably determine the outcome of these allegations. The estimated range of possible fines or penalties including amounts not covered by insurance is between $0 and $0.9 million.
     The Partnership has a pollution liability insurance policy with a $2.0 million per-occurrence deductible that covers containment and clean-up costs, third-party claims and certain penalties. The insurance carrier has, subject to the terms of the insurance policy, acknowledged coverage of the incident and is processing and paying invoices related to the clean-up. The Partnership believes that, subject to the $2.0 million deductible, it will be entitled to recover substantially all of its clean-up costs and any third-party claims associated with the release. As of September 30, 2006, the Partnership has recovered $18.6 million from insurance and recorded net receivables of $4.6 million for future insurance recoveries it deems probable.
     The foregoing estimates are based on facts known at the time of estimation and the Partnership’s assessment of the ultimate outcome. Among the many uncertainties that impact the estimates are the necessary regulatory approvals for, and potential modification of, remediation plans, the ongoing assessment of the impact of soil and water contamination, changes in costs associated with environmental remediation services and equipment, and the possibility of third-party legal claims giving rise to additional expenses. Therefore, no assurance can be made that costs incurred in excess of this provision, if any, would not have a material adverse effect on the Partnership’s financial condition, results of operations, or cash flows, though the Partnership believes that most, if not all, of any such excess cost, to the extent attributable to clean-up and third-party claims, would be recoverable through insurance. In March 2006, A.M. Best Company, an insurance company rating agency, announced it had downgraded the financial strength rating assigned to the Partnership’s insurance carrier, Quanta Specialty Lines Company, including its parent and affiliates. The downgrade was from an “A” to a “B++, under review with negative implications.” During the second quarter of 2006, Quanta announced that their Board of Directors decided to cease underwriting or seeking new business and to place most of its remaining specialty insurance and reinsurance lines into orderly run-off. On June 7, 2006 A. M. Best further downgraded Quanta from B++ to B. Subsequent to this downgrading, Quanta was removed from A. M. Best’s interactive rating process, at Quanta’s request. Based on management’s further analysis of Quanta’s financial condition, the Partnership believes that Quanta will continue to meet its obligations relating to the Line 63 oil release, although there can be no assurance that this will be the case. As new information becomes available in future periods, the Partnership may change its provision and recovery estimates.
     Product Contamination
     In June 2006, approximately 44,000 barrels of a customer’s product at our Martinez terminal was contaminated. The Partnership has insurance coverage for the damage or loss of its customers’ products while in its care, custody and control at certain of its terminals subject to a $0.1 million per-occurrence deductible. The Partnership recognized a loss of $0.2 million to cover the insurance deductible and other associated costs. At this time, the Partnership believes costs related to the contamination of the property will be covered under the insurance policy, and has accrued an estimated $1.1 million in total costs, which is included in “Other current liabilities” in the accompanying condensed consolidated balance sheet. The Partnership has recorded a receivable of $0.9 million for future insurance recoveries it deems probable.
     Litigation
     On June 15, 2006, a lawsuit was filed in the Superior court of California, County of Los Angeles, entitled Kosseff v. Pacific Energy, et al, case no. BC 3544016. The plaintiff alleged that he was a unitholder of the Partnership and he sought to represent a class comprising all of the Partnership’s unitholders. The complaint named as defendants the Partnership and certain of the officers and directors of the Partnership’s general partner, and asserted claims of self-dealing and breach of fiduciary duty in connection with the pending merger with PAA and related transactions. The plaintiff sought injunctive relief against completing the merger or, if the merger was completed, rescission of the merger, other equitable relief, and recovery of the plaintiff’s costs and attorneys’ fees. On September 14, 2006, the Partnership and the other defendants entered into a memorandum of settlement with the plaintiff to settle the lawsuit. As part of the settlement, the Partnership and the other defendants deny all allegations of wrongdoing and maintain that they are willing to settle the lawsuit solely because the settlement would eliminate the burden and expense of further litigation. The settlement is subject to customary conditions, including court approval. As part of the settlement, the Partnership will, subject to the consummation of the merger, pay $475,000 to the plaintiff’s counsel for their fees and expenses, and incur approximately $0.1 to $0.2 million for costs of mailing materials to unitholders. If finally approved by the court, the settlement will resolve all claims that were or could have been brought on behalf of the proposed settlement class in the actions being settled, including all claims relating to the merger, the merger agreement and any disclosure made by the Partnership in connection with the merger. The settlement will not change any of the terms or conditions of the merger. The Partnership will record the settlement amount and associated costs upon completion of the merger.
     In August, 2005, Rangeland Pipeline Company (“RPC”), a wholly-owned subsidiary of the Partnership, learned that a Statement of Claim was filed by Desiree Meier and Robert Meier in the Alberta Court of Queen’s Bench, Judicial District of Red Deer, naming RPC as defendant, and alleging personal injury and property damage caused by an alleged release of petroleum substances onto plaintiff’s land by a prior owner and operator of the pipeline that is currently owned and operated by the Partnership. The claim seeks Cdn$1 million (approximately U.S.$0.9 million at September 30, 2006) in general damages, Cdn$2 million (approximately U.S.$1.8 million at September 30, 2006) in special damages, and, in addition, unspecified amounts for punitive, exemplary and aggravated damages, costs and interest. RPC believes the claim is without merit, and intends to vigorously defend against it. RPC also believes that certain of the claims, if successfully proven by the plaintiffs, would be liabilities retained by the pipeline’s prior owner under the terms of the agreement whereby the Partnership acquired the pipeline in question.
     In connection with the acquisition of assets from Valero, L.P. in September 2005, the Partnership assumed responsibility for the defense of a lawsuit filed in 2003 against Support Terminals Services, Inc. (“ST Services”) by ExxonMobil Corporation (“ExxonMobil”) in New Jersey state court. The Partnership has also assumed any liability that might be imposed on ST Services as a result of the suit. In the suit, ExxonMobil seeks reimbursement of approximately $400,000 for remediation costs it has incurred, from GATX Corporation, Kinder Morgan Liquid Terminals, the successor in interest to GATX Terminals Corporation, and ST Services. ExxonMobil also seeks a ruling imposing liability for any future remediation and related liabilities on the same defendants. These costs are associated with the Paulsboro, New Jersey terminal that was acquired by the Partnership on September 30, 2005. ExxonMobil claims that the costs and future remediation requirements are related to releases at the site subsequent to its sale of the terminal to GATX in 1990 and that, therefore, any remaining remediation requirements are the responsibility of GATX Corporation, Kinder Morgan and ST Services. The Partnership believes the claims against ST Services are without merit, and intends to vigorously defend against them.

     In 2001, Big West Oil Company and Chevron Products Company (the “Complainants”) filed complaints against Frontier Pipeline Company (“Frontier”) with the Federal Energy Regulatory Commission (“FERC”) challenging rates contained in joint tariffs in which Frontier was a participating carrier and rates contained in local tariffs filed by Frontier. On February 18, 2004, the FERC found against Frontier on certain of the Complainants’ claims and ordered Frontier to pay reparations to Complainants in the aggregate amount of approximately $4.2 million, plus interest, which Frontier paid in August 2004. On October 5, 2004, Frontier filed a petition for review of the FERC’s reparations orders in the U.S. Court of Appeals for the D.C. Circuit, and on May 26, 2006 the Court of Appeals held that the FERC’s reparation ruling was inconsistent with applicable law, and thus vacated the FERC’s order and remanded the matter back to the FERC for further consideration consistent with the Court of Appeals’ decision. On July 25, 2006, Frontier filed a motion asking the FERC to dismiss the reparations complaints of the Complainants on the grounds that their complaints fail to state claims that can be sustained consistent with the ruling of the Court of Appeals. Frontier’s motion also asked the FERC to order the refund by the Complainants of the reparations previously paid by Frontier, plus interest. The Complainants have, in a response to Frontier’s motion, asserted for various reasons that the FERC should essentially reinstate its original ruling that ordered Frontier to pay reparations to the Complainants. No action on the motions has been taken by the FERC. If Frontier prevails on its motion or in any remand proceeding conducted by the FERC, it would be entitled to repayment in the amount of $5.4 million, plus interest thereon from August 23, 2004. The Partnership owns 22.22% of Frontier. Although the Partnership believes Frontier’s motion to dismiss the complaints, as well as the defenses it would assert in a remand proceeding before the FERC, are meritorious, the Partnership cannot predict the outcome of any such actions, and has not recorded any amount for this contingency.
     The Partnership is involved in various other regulatory disputes, litigation and claims arising out of its operations in the normal course of business. The Partnership is not currently a party to any legal or regulatory proceedings the resolution of which could be expected to have a material adverse effect on its business, financial condition, liquidity or results of operations.
7. RESTRICTED UNITS
     A restricted unit is a “phantom” unit under the Partnership’s long term incentive compensation plan. A phantom unit entitles the grantee to receive a common unit upon the vesting of the phantom unit. The Partnership intends the issuance of the restricted units under the plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of the common units. Therefore, plan participants will not pay any consideration for the common units they receive, and the Partnership will receive no remuneration for such units.

     In January 2006 and May 2006, the General Partner awarded 89,110 restricted units to key employees and outside directors that vest over a three-year period, beginning on March 1, 2006 and March 1, 2007, respectively. The number of units to be delivered to key employees in any year, if any, will be based on accomplishment of performance targets (measured by distributable cash flow) for the previous calendar year, subject to the Compensation Committee’s authority to subsequently adjust performance targets as it may deem appropriate, in its discretion. Restricted unit activity during the nine months ended September 30, 2006 is as follows:

		Weighted
	Number of	Average Grant
	Units	Date Fair Value
		(in thousands)
Outstanding at January 1, 2006	—	$—
Changes during the year:
Granted	89,110	2,759
Vested	(10,439)	(314)
Forfeited	(5,430)	(164)

Outstanding at September 30, 2006	73,241	$2,281

     Compensation expense recognized for outstanding restricted units is based on grant date fair value of the common units to be awarded to the grantee upon vesting of the phantom unit, adjusted for the expected target performance level for each year. For the three and nine months ended September 30, 2006, the Partnership incurred $0.2 million and $0.8 million, respectively, in compensation expense for restricted units it deemed probable of achieving the performance criteria, including the amount for the first vesting of these awards which occurred on March 1, 2006.
     The outstanding unit grants include change of control provisions that require immediate vesting of units in the event of a change in control of the Partnership or its General Partner. Upon the close of the proposed merger with PAA, all outstanding restricted units will immediately vest pursuant to the terms of the grants, and any remaining unamortized compensation expense will be immediately recognized.
     On March 3, 2005, in connection with LB Pacific’s acquisition of the Partnership’s General Partner, all restricted units then outstanding under the Partnership’s Long-Term Incentive Plan immediately vested pursuant to the terms of the grants. The Partnership issued 99,583 common units and recognized a compensation expense of $3.1 million, which is included in “Accelerated long-term incentive plan compensation expense” in the accompanying condensed consolidated statements of income. Of the total $3.1 million, the compensation expense categorization was $0.6 million for operating personnel and $2.5 million for general and administrative personnel.
8. SEGMENT INFORMATION
     The Partnership’s business and operations are organized into two business segments: the West Coast Business Unit and the Rocky Mountain Business Unit. The West Coast Business Unit includes: (i) Pacific Pipeline System LLC, owner of Line 2000 and Line 63, (ii) Pacific Marketing and Transportation LLC (West Coast Business Unit operations), owner of the PMT gathering system and marketer of crude oil, (iii) Pacific Terminals LLC, owner of the Pacific Terminals storage and distribution system, and (iv) Pacific Atlantic Terminals LLC, owner of the San Francisco and Philadelphia area terminals, which were acquired on September 30, 2005. The Rocky Mountain Business Unit includes: (i) Rocky Mountain Pipeline System LLC, owner of the Partnership’s interest in various pipelines that make up the Western Corridor and Salt Lake City Core systems, and the Rocky Mountain Products Pipeline, which was acquired on September 30, 2005, (ii) Ranch Pipeline LLC, the owner of a 22.22% partnership interest in Frontier Pipeline Company, (iii) PEG Canada, L.P. and its Canadian subsidiaries, which own and operate the Rangeland system, and

(iv) Pacific Marketing and Transportation LLC (Rocky Mountain Business Unit operations), a marketer of crude oil.
     General and administrative costs, which consist of executive management, accounting and finance, human resources, information technology, investor relations, legal, and business development, are not allocated to the individual business units. Information regarding these two business units is summarized below:

	West Coast	Rocky		Intersegment and
	Business	Mountain		Intrasegment
	Unit	Business Unit		Eliminations	Total
			(in thousands)
Three months ended September 30, 2006
Revenues:
Pipeline transportation revenue	$18,224	$21,500		$(2,729)	$36,995
Storage and terminaling revenue	23,467	—			23,467
Pipeline buy/sell transportation revenue(1)	—	10,010			10,010
Crude oil sales, net of purchases(2)	9,494	572		(142)	9,924

Net revenue	51,185	32,082			80,396

Expenses:
Operating	21,505	15,412		(2,871)	34,046
Depreciation and amortization	5,528	4,870			10,398

Total expenses	27,033	20,282			44,444

Share of net income of Frontier	—	373			373

Operating income from segments(3)	$24,152	$12,173			$36,325

Total business unit assets(4)	$915,707	$643,935			$1,559,642
Capital expenditures(5)	$8,008	$12,628			$20,636
Three months ended September 30, 2005
Revenues:
Pipeline transportation revenue	$13,887	$14,887		$(1,491)	$27,283
Storage and terminaling revenue	9,731	—			9,731
Pipeline buy/sell transportation revenue(1)	—	11,683			11,683
Crude oil sales, net of purchases(2)	5,690	163		(30)	5,823

Net revenue	29,308	26,733			54,520

Expenses:
Operating	16,004	10,536		(1,521)	25,019
Depreciation and amortization	3,491	3,069			6,560

Total expenses	19,495	13,605			31,579

Share of net income of Frontier	—	516			516

Operating income from segments(3)	$9,813	$13,644			$23,457

Total business unit assets(4)	$855,191	$551,279			$1,406,470
Capital expenditures(5)	$5,106	$9,403			$14,509

	West Coast	Rocky	Intersegment and
	Business	Mountain	Intrasegment
	Unit	Business Unit	Eliminations	Total
		(in thousands)
Nine months ended September 30, 2006
Revenues:
Pipeline transportation revenue	$52,083	$60,790	$(7,221)	$105,652
Storage and terminaling revenue	65,420	—		65,420
Pipeline buy/sell transportation revenue(1)	—	31,136		31,136
Crude oil sales, net of purchases(2)	26,000	1,860	(407)	27,453

Net revenue	143,503	93,786		229,661

Expenses:
Operating	63,200	43,548	(7,628)	99,120
Depreciation and amortization	16,534	14,158		30,692

Total expenses	79,734	57,706		129,812

Share of net income of Frontier	—	1,246		1,246

Operating income from segments(3)	$63,769	$37,326		101,095

Total business unit assets(4)	$915,707	$643,935		$1,559,642
Capital expenditures(5)	$29,635	$24,313		$53,948
Nine months ended September 30, 2005
Revenues:
Pipeline transportation revenue	$46,525	$41,348	$(4,806)	$83,067
Storage and terminaling revenue	31,073	—	(150)	30,923
Pipeline buy/sell transportation revenue(1)	—	28,905		28,905
Crude oil sales, net of purchases(2)	13,368	369	(90)	13,647

Net revenue	90,966	70,622		156,542

Expenses:
Operating	46,507	30,604	(5,046)	72,065
Line 63 oil release costs(6)	2,000	—		2,000
Depreciation and amortization	10,497	9,198		19,695

Total expenses	59,004	39,802		93,760

Share of net income of Frontier	—	1,363		1,363

Operating income from segments(3)	$31,962	$32,183		$64,145

Total business unit assets(4)	$855,191	$551,279		$1,406,470
Capital expenditures(5)	$6,790	$14,870		$21,660

(1)	Pipeline buy/sell transportation revenue reflects net revenues of approximately $3.4 million and $2.5 million on buy/sell transactions with different parties of $95.6 million and $77.5 million for the three months ended September 30, 2006 and 2005, respectively and net revenues of approximately $10.2 million and $4.6 million on buy/sell transactions with different parties of $257.2 million and $126.0 million for the nine months ended September 30, 2006 and 2005, respectively. The remaining amount reflects net revenues on buy/sell transactions with the same party.

(2)	The above amounts are net of purchases of $421.3 million and $188.9 million for the three months ended September 30, 2006 and 2005 and $1,031.2 million and $425.7 million for the nine months ended September 30, 2006 and 2005, respectively.

(3)	The following is a reconciliation of operating income as stated above to net income:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
		(in thousands)
Income Statement Reconciliation
Operating income from above:
West Coast Business Unit	$24,152	$9,813	$63,769	$31,962
Rocky Mountain Business Unit	12,173	13,644	37,326	32,183

Operating income from segments	36,325	23,457	101,095	64,145
Less: General and administrative expense	5,649	4,115	18,236	12,987
Less: Merger costs	1,112	—	4,529	—
Less: Accelerated long-term incentive plan compensation expense	—	—	—	3,115
Less: Reimbursed general partner transaction costs	—	—	—	1,807

Operating income	29,564	19,342	78,330	46,236
Interest expense	(10,853)	(6,237)	(30,029)	(17,679)
Other income	720	494	1,455	1,387
Income tax benefit (expense)	(196)	(1,433)	2,536	(2,137)

Net income	$19,235	$12,166	$52,292	$27,807

(4)	Business unit assets do not include assets related to the Partnership’s parent level activities. As of September 30, 2006 and 2005, parent level related assets were $52.6 million and $50.8 million, respectively.

(5)	Segment capital expenditures do not include parent level capital expenditures. Parent level capital expenditures were $4.4 million and $2.9 million for the three months ended September 30, 2006 and 2005 and $13.6 million and $5.6 million for the nine months ended September 30, 2006 and 2005, respectively.

(6)	On March 23, 2005, a release of approximately 3,400 barrels of crude oil occurred on PPS’s Line 63 as a result of a landslide caused by heavy rainfall in northern Los Angeles County. As a result of the release, the Partnership recorded $2.0 million net oil release costs in the first quarter of 2005, consisting of what it now estimates to be $25.5 million of accrued costs relating to the release, net of insurance recovery of $18.6 million to September 30, 2006 and accrued insurance receipts of $4.6 million.
9. SUBSEQUENT EVENTS
     On October 20, 2006, the Partnership declared a cash distribution of $0.5675 per limited partner unit, payable on November 13, 2006, to unitholders of record as of October 31, 2006.
10. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION
     Certain of the Partnership’s 100% owned subsidiaries have issued full, unconditional, and joint and several guarantees of the 71/8% senior notes due 2014 and the 61/4% senior notes due 2015 (the “Senior Notes”). Given that certain, but not all subsidiaries of the Partnership are guarantors of its Senior Notes, the Partnership is required to present the following supplemental condensed consolidating financial information. For purposes of the following footnote, the Partnership is referred to as “Parent”, while the “Guarantor Subsidiaries” are Rocky Mountain Pipeline System LLC, Pacific Marketing and Transportation LLC, Pacific Atlantic Terminals LLC, Ranch Pipeline LLC, PEG Canada GP LLC,

PEG Canada, L.P. and Pacific Energy Group LLC, and “Non-Guarantor Subsidiaries” are Pacific Pipeline System LLC, Pacific Terminals LLC, Rangeland Pipeline Company, Rangeland Marketing Company, Rangeland Northern Pipeline Company, Rangeland Pipeline Partnership and Aurora Pipeline Company, Ltd.
     The following supplemental condensed consolidating financial information reflects the Parent’s separate accounts, the combined accounts of the Guarantor Subsidiaries, the combined accounts of the Parent’s Non-Guarantor Subsidiaries, the combined consolidating adjustments and eliminations and the Parent’s consolidated accounts for the dates and periods indicated. For purposes of the following condensed consolidating information, the Parent’s investments in its subsidiaries and the Guarantor Subsidiaries’ investments in their subsidiaries are accounted for under the equity method of accounting:

			Balance Sheet
	September 30, 2006
		Guarantor	Non-Guarantor	Consolidating
	Parent	Subsidiaries	Subsidiaries	Adjustments	Total
			(in thousands)
Assets:
Current assets	$102,469	$214,172	$90,023	$(141,438)	$265,226
Property and equipment	—	628,308	624,442	—	1,252,750
Equity investments	514,163	213,942	—	(719,454)	8,651
Intercompany notes receivable	658,364	343,831	—	(1,002,195)	—
Intangible assets	—	28,982	38,657	—	67,639
Other assets	11,624	—	6,333	—	17,957

Total assets	$1,286,620	$1,429,235	$759,455	$(1,863,087)	$1,612,223

Liabilities and partners’ capital:
Current liabilities	$8,061	$247,636	$89,901	$(141,438)	$204,160
Long-term debt	589,529	—	79,634	—	669,163
Deferred income taxes	—	1,233	31,327	—	32,560
Intercompany notes payable	—	658,364	343,831	(1,002,195)	—
Other liabilities	106	7,839	9,471	—	17,416
Total partners’ capital	688,924	514,163	205,291	(719,454)	688,924

Total liabilities and partners’ capital	$1,286,620	$1,429,235	$759,455	$(1,863,087)	$1,612,223

			Balance Sheet
	December 31, 2005
		Guarantor	Non-Guarantor	Consolidating
	Parent	Subsidiaries	Subsidiaries	Adjustments	Total
			(in thousands)
Assets:
Current assets	$104,989	$139,457	$81,846	$(134,177)	$192,115
Property and equipment	—	583,330	602,204	—	1,185,534
Equity investments	429,802	197,239	—	(618,885)	8,156
Intercompany notes receivable	661,313	340,905	—	(1,002,218)	—
Intangible assets	—	31,220	37,960	—	69,180
Other assets	13,426	—	8,041	—	21,467

Total assets	$1,209,530	$1,292,151	$730,051	$(1,755,280)	$1,476,452

Liabilities and partners’ capital:
Current liabilities	$5,389	$191,516	$93,459	$(134,177)	$156,187
Long-term debt	505,902	—	59,730	—	565,632
Deferred income taxes	—	582	35,189	—	35,771
Intercompany notes payable	—	661,313	340,905	(1,002,218)	—
Other liabilities	—	8,938	11,685	—	20,623
Total partners’ capital	698,239	429,802	189,083	(618,885)	698,239

Total liabilities and partners’ capital	$1,209,530	$1,292,151	$730,051	$(1,755,280)	$1,476,452

	Statement of Income
	Three Months Ended September 30, 2006
		Guarantor	Non-Guarantor	Consolidating
	Parent	Subsidiaries	Subsidiaries	Adjustments	Total
			(in thousands)
Net operating revenues	$—	$42,362	$40,905	$(2,871)	$80,396
Operating expenses	—	(20,625)	(16,292)	2,871	(34,046)
General and administrative expense(1)	(2)	(5,050)	(597)	—	(5,649)
Merger costs	—	(1,112)	—	—	(1,112)
Depreciation and amortization expense	—	(5,138)	(5,260)	—	(10,398)
Share of net income of Frontier	—	373	—	—	373

Operating income	(2)	10,810	18,756	—	29,564
Interest expense	(9,532)	(40)	(1,281)	—	(10,853)
Intercompany interest income (expense)	—	7,391	(7,391)	—	—
Equity earnings	28,856	10,578	—	(39,434)	—
Other income	(87)	396	411	—	720
Income tax (expense) benefit	—	(279)	83	—	(196)

Net income	$19,235	$28,856	$10,578	$(39,434)	$19,235

(1)	General and administrative expense is not currently allocated between Guarantor and Non-Guarantor Subsidiaries for financial reporting purposes.

	Statement of Income
	Three Months Ended September 30, 2005
		Guarantor	Non-Guarantor	Consolidating
	Parent	Subsidiaries	Subsidiaries	adjustments	Total
			(in thousands)
Net operating revenues	$—	$20,740	$35,301	$(1,521)	$54,520
Operating expenses	—	(11,171)	(15,369)	1,521	(25,019)
General and administrative expense(1)	—	(3,594)	(521)	—	(4,115)
Depreciation and amortization expense	—	(1,633)	(4,927)	—	(6,560)
Share of net income of Frontier	—	516	—	—	516

Operating income	—	4,858	14,484	—	19,342
Interest expense	(4,630)	(818)	(789)	—	(6,237)
Intercompany interest income (expense)	—	6,639	(6,639)	—	—
Equity earnings	16,585	6,115	—	(22,700)	—
Other income	211	180	103	—	494
Income tax (expense) benefit	—	(398)	(1,035)	—	(1,433)

Net income	$12,166	$16,576	$6,124	$(22,700)	$12,166

(1)	General and administrative expense is not currently allocated between Guarantor and Non-Guarantor Subsidiaries for financial reporting purposes.

	Statement of Income
	Nine Months Ended September 30, 2006
		Guarantor	Non-Guarantor	Consolidating
	Parent	Subsidiaries	Subsidiaries	Adjustments	Total
			(in thousands)
Net operating revenues	$—	$118,892	$118,397	$(7,628)	$229,661
Operating expenses	—	(59,507)	(47,241)	7,628	(99,120)
General and administrative expense(1)	(3)	(16,423)	(1,810)	—	(18,236)
Merger costs	—	(4,529)	—	—	(4,529)
Depreciation and amortization expense	—	(15,207)	(15,485)	—	(30,692)
Share of net income of Frontier	—	1,246	—	—	1,246

Operating income	(3)	24,472	53,861	—	78,330
Interest expense	(26,534)	(181)	(3,314)	—	(30,029)
Intercompany interest income (expense)	—	21,912	(21,912)	—	—
Equity earnings	79,218	33,519	—	(112,737)	—
Other income	(389)	987	857	—	1,455
Income tax benefit (expense)	—	(1,491)	4,027	—	2,536

Net income	$52,292	$79,218	$33,519	$(112,737)	$52,292

(1)	General and administrative expense is not currently allocated between Guarantor and Non-Guarantor Subsidiaries for financial reporting purposes.

	Statement of Income
	Nine Months Ended September 30, 2005
		Guarantor	Non-Guarantor	Consolidating
	Parent	Subsidiaries	Subsidiaries	adjustments	Total
			(in thousands)
Net operating revenues	$—	$55,085	$106,503	$(5,046)	$156,542
Operating expenses	—	(31,461)	(45,650)	5,046	(72,065)
General and administrative expense(1)	—	(11,420)	(1,567)	—	(12,987)
Accelerated long-term incentive plan compensation expense	—	(2,675)	(440)	—	(3,115)
Line 63 oil release costs	—	—	(2,000)	—	(2,000)
Reimbursed general partner transaction costs	(893)	(914)	—	—	(1,807)
Depreciation and amortization expense	—	(4,893)	(14,802)	—	(19,695)
Share of net income of Frontier	—	1,363	—	—	1,363

Operating income	(893)	5,085	42,044	—	46,236
Interest expense	(12,925)	(2,322)	(2,432)	—	(17,679)
Intercompany interest income (expense)	—	19,051	(19,051)	—	—
Equity earnings	41,397	19,691	—	(61,088)	—
Other income	228	780	379	—	1,387
Income tax benefit (expense)	—	(888)	(1,249)	—	(2,137)

Net income	$27,807	$41,397	$19,691	$(61,088)	$27,807

(1)	General and administrative expense is not currently allocated between Guarantor and Non-Guarantor Subsidiaries for financial reporting purposes.

	Statement of Cash Flows
	Nine Months Ended September 30, 2006
		Guarantor	Non-Guarantor	Consolidating
	Parent	Subsidiaries	Subsidiaries	Adjustments	Total
			(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$52,292	$79,218	$33,519	$(112,737)	$52,292
Adjustments to reconcile net income to net cash provided by operating activities:
Equity earnings	(79,218)	(33,519)	—	112,737	—
Distributions from subsidiaries	68,714	46,418	—	(115,132)	—
Depreciation, amortization and other	2,941	16,025	8,492	—	27,458
Net changes in operating assets and liabilities	2,267	(30,645)	(1,081)	(800)	(30,259)

NET CASH PROVIDED BY OPERATING ACTIVITIES	46,996	77,497	40,930	(115,932)	49,491

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions	—	(2,365)	—	—	(2,365)
Additions to property, equipment and other	(24)	(48,371)	(18,946)	—	(67,341)
Additions to pipeline linefill and minimum tank inventory	—	(8,128)	(7,978)	—	(16,106)
Intercompany	(84,000)	—	—	84,000	—

NET CASH USED IN INVESTING ACTIVITIES	(84,024)	(58,864)	(26,924)	84,000	(85,812)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	35,458	(23,136)	(12,365)	31,932	31,889

Effect of translation adjustment	—	—	83	—	83

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,570)	(4,503)	1,724	—	(4,349)
CASH AND CASH EQUIVALENTS, beginning of reporting period	4,192	12,484	1,388	—	18,064

CASH AND CASH EQUIVALENTS, end of reporting period	$2,622	$7,981	$3,112	$—	$13,715

	Statement of Cash Flows
	Nine Months Ended September 30, 2005
		Guarantor	Non-Guarantor	Consolidating
	Parent	Subsidiaries	Subsidiaries	Adjustments	Total
			(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$27,807	$41,397	$19,691	$(61,088)	$27,807
Adjustments to reconcile net income to net cash provided by operating activities:
Equity earnings	(41,397)	(19,691)	—	61,088	—
Distributions from subsidiaries	46,224	31,888	—	(78,112)	—
Depreciation, amortization and other	514	8,645	15,097	—	24,256
Net changes in operating assets and liabilities	8,877	9,601	1,948	(6,834)	13,592

NET CASH PROVIDED BY OPERATING ACTIVITIES	42,025	71,840	36,736	(84,946)	65,655

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions	—	(461,165)	—	—	(461,165)
Additions to property, equipment and other	—	(10,916)	(16,349)	—	(27,265)
Intercompany	(465,633)	—	—	465,633	—

NET CASH USED IN INVESTING ACTIVITIES	(465,633)	(472,081)	(16,349)	465,633	(488,430)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	427,090	395,844	(17,293)	(380,687)	424,954

Effect of translation adjustment	—	—	213	—	213

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,482	(4,397)	3,307	—	2,392
CASH AND CASH EQUIVALENTS, beginning of reporting period	2,713	17,523	3,147	—	23,383

CASH AND CASH EQUIVALENTS, end of reporting period	$6,195	$13,126	$6,454	$—	$25,775